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                                                                   Exhibit 10.15

August 9, 1998

VIA FAX AND FEDEX

Mr. Michael Alan Standen
290 Stuyvesant Avenue
Rye, New York 10580

Dear Mr. Standen:

      You and Metallurg, Inc., its parents, affiliates, successors and assigns ("Company") agree to the following terms in connection with your resignation from employment with the Company following a change in control and the Company's proposal to you for a consulting arrangement:

      1. Your employment as President and CEO of Metallurg, Inc. will terminate effective August 10, 1998 ("Date of Termination"). You will be entitled to receive all payments and benefits in paragraphs 11(d) and 11(f) of your April 14, 1997 Employment Agreement ("Employment Agreement") which paragraph along with the applicable definitions are incorporated into this Letter. The lump sum payment in paragraph 11(d)(3), as modified by paragraph 11(f), namely, $1,236,240, will be paid within fifteen (15) calendar days of the date of this Letter, to be transmitted in immediately available U.S. dollars in a manner agreed upon by the parties. The other payments and benefits in paragraph 11(d) of the Employment Agreement will be paid in immediately available funds in the manner specified in the Employment Agreement.

      2. The Company intends to retain you as a consultant until June 30, 1999 with an option to renew such arrangement by mutual written agreement for additional specified periods as appropriate. You will receive $50,000 per calendar quarter for your services as a consultant or a pro-rated portion thereof if you work less than the calendar quarter.

      3. As a consultant, you will dedicate your best efforts and skills to assist in the ownership transition including helping to establish and implement the new executive team, working with key employees in the Company's subsidiaries, contacting and solidifying relationships with key suppliers and customers and similar responsibilities assigned to you by the new President, CEO or Board of Directors. Your services will be rendered on an as-needed basis with the expectation that you will consult two or three days a week and with the understanding that this commitment may be more or less depending on the circumstances and needs of the Company.

      4. You will also be appointed as Vice Chairman of the Company's Board of Directors, with your compensation to be determined by the Board of Director's compensation committee, to serve until the next meeting of stockholders or until your successor is chosen and has qualified. You will continue as Chairman of the Elektrowerk Weisweiler GmbH and Gesellschaft fur Elektrometallurgie GmbH Boards at your current compensation level, to serve until the next meeting of stockholders and until your successor is chosen and has qualified.

      5. Except as set forth in paragraph 4 above, effective August 10, 1998, you will resign from all other board or committee positions you hold with the Company.
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      6. You will continue to be obligated to repay your management loan(s) in accordance with those prior agreements which are incorporated herein.

      7. Paragraphs 12 and 13 of the April 14, 1997 Employment Agreement relating to Confidentiality, Assignment of Rights and Noncompetition are incorporated into this Letter Agreement as if set forth in full, except that the restrictions stated therein will apply during any consulting period and the six-month post-employment noncompetition period specified in paragraph 13(a) will begin upon termination of the consulting period.

      8. Paragraphs 2, 3 and 4 of this Letter set forth the proposed basic terms for your new relationship with the Company which will be set forth in documents and agreements to be drafted and which are to contain terms and provisions mutually acceptable to you and the Company. Paragraphs 1, 6 and 7 acknowledge and affirm the existing duties and obligations of you and the Company under the Employment Agreement. This Letter does not create any rights, except the express acknowledgements of rights and obligations under the Employment Agreement stated in paragraphs 1, 6 and 7. Except as specified herein, all of the terms and provisions of the Employment Agreement remain in full force and effect.


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      We look forward to continuing our relationship with you and truly appreciate your assistance in the transition. Please indicate your acceptance of this Letter by signing below and returning a copy to me by August 9, 1998. Upon receipt of your signature, we shall immediately instruct the Company's counsel to prepare the documents and agreements specified in paragraphs 2, 3 and 4. We understand that you will work promptly and diligently to finalize them and execute them.

                                       Yours truly,

                                       Metallurg, Inc.

                                       By: /s/ Eric Schondorf
                                           -------------------------------------
                                              Eric Schondorf
                                       Title: Vice President and General Counsel

AGREED TO AND ACCEPTED BY:

/s/ Michael Alan Standen
-----------------------------------
Michael Alan Standen

PARENT COMPANY UNDERTAKING:

Metallurg Holdings, Inc., the owner of all of the outstanding capital stock of Metallurg, Inc., hereby agrees to cause Metallurg, Inc. to approve this Letter at its next Board of Directors meeting and to cause this Letter to be duly executed by an authorized officer of Metallurg, Inc.

Metallurg Holdings, Inc.

By: /s/ Heinz Schimmelbusch
    -------------------------------
    Heinz Schimmelbusch, President

cc:   John Hortsman, Esq. (via fax)


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                              CONSULTING AGREEMENT

            CONSULTING AGREEMENT dated as of October 30th, 1998, by and between Metallurg, Inc., a Delaware corporation (the "Company"), and Michael Alan Standen (the "Consultant").

                              W I T N E S S E T H:

            WHEREAS, prior to August 10, 1998 (the "Effective Date") Consultant was the President and Chief Executive Officer of the Company;

            WHEREAS, the Company and Consultant entered into an employment agreement, dated April 14, 1997 (the "Employment Agreement");

            WHEREAS, on July 13, 1998, Metallurg Holdings, Inc. purchased all of the issued and outstanding shares of the Company;

            WHEREAS, as of the Effective Date, the Consultant resigned as President and Chief Executive Officer of the Company pursuant to the Employment Agreement;

            WHEREAS, the Company desires to engage the services of Consultant in a consulting capacity and Consultant is willing to be engaged by the Company in a consulting capacity as an independent contractor upon the terms and conditions set forth herein;

            NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Consultant (individually a "Party" and together the "Parties") agree as follows:

            1. Engagement. The Company hereby engages Consultant and Consultant hereby accepts such engagement on the terms and conditions set forth herein to serve the Company in a consulting capacity.

            2. Term. The period of service of Consultant to the Company will be for a term commencing on the Effective Date and terminating on June 30, 1999 (the "Consulting Period"). The Consulting Period may be renewed for additional periods mutually agreed upon by the Parties by a written agreement signed by both Parties.

            3. Duties.

                  (a) During his engagement hereunder, Consultant shall provide such consulting services as the Company requires of him from time to time to assist the Company through the transition relating to the change in ownership of the Company, and Consultant shall use his best efforts and skill to perform these services on the terms and conditions set forth herein. The duties of Consultant shall include, but not be limited to, helping to establish and implement the Company's new executive team; working with key employees in the Company's subsidiaries; contacting and solidifying relationships with key suppliers and customers and similar responsibilities assigned to Consultant by the President, Chief Executive Officer or the board of directors of the Company (the "Board"). The Parties hereby


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acknowledge that Consultant's services will generally by required two days per week, however, Consultant may be obliged to provide consulting services for more or fewer days per week as requested by the Company.

                  (b) Consultant was elected Vice Chairman of the Board at the last meeting of the Board. It is the intention of the parties that Consultant will hold such position until the next meeting of the Company's stockholders or until his successor is chosen and qualified, Consultant will be appointed and will serve as Vice Chairman of the Board.

                  (c) Consultant will continue to hold the position of Chairman of the board of directors of Elektrowerk Weisweiler GmbH, a subsidiary of the Company ("EWW") until the next meeting of EWW's stockholders and until his successor is chosen and qualified.

                  (d) Consultant will continue to hold the position of Chairman of the board of directors of Gesellschaft fur Elektrometallurgie mbH, a subsidiary of the Company ("GfE") until the next meeting of GfE's stockholders and until his successor is chosen and qualified.

                  (e) It is hereby acknowledged and agreed that as of the Effective Date, Consultant resigned from all board or committee positions, other than as described in clauses (b) through (d) above, which he formerly held with the Company and its subsidiaries.

            4. Compensation.

                  (a) As total and exclusive compensation for consulting services rendered pursuant to this Agreement, the Company agrees to pay Consultant $50,000 per calendar quarter payable in arrears on the last day of each calendar quarter. If Consultant provides consulting services for a period which is less than a calendar quarter, Consultant shall be paid a proportionate share of $50,000, based on the number of days in such period compared to the total number of days in the calendar quarter containing such period.

                  (b) As total and exclusive compensation for Consultant's position as Vice Chairman of the Board, the Company will pay Consultant such compensation as is determined by the Board or the Board's compensation committee.

                  (c) As total and exclusive compensation for Consultant's position on the board of directors of each of EWW and GfE, Consultant shall be paid the amount currently received by Consultant in respect of such positions, as amended from time to time by the board of directors of EWW and GfE, respectively.

            5. Expenses. All reasonable and customary expenses incurred by Consultant in the performance of the services required by this Agreement, including, but not limited to, all related out-of-pocket expenses, shall be reimbursed by the Company upon appropriate documentation by Consultant in accordance with the Company's policy for the reimbursement of expenses, as it exists from time to time.

            6. Confidentiality. During the Consulting Period and thereafter, Consultant shall not disclose to anyone or make use of any trade secret or proprietary or confidential information of the Company, including any trade secret or proprietary or confidential information of any customer or other entity to which the Company owes an obligation not to disclose such information, which he acquires during the Consulting Period, including but not limited to records kept in the ordinary course of business, except (i) as such disclosure or use may be required or appropriate in connection with his work as a consultant to the Company, (ii) when required to do so by a court of law, by any governmental agency


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having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information, or (iii) as to such confidential information that becomes generally known to the public or trade without violation of this Section 6.

            7. Noncompetition.

            (a) Consultant covenants and agrees that during the Consulting Period and during the six-month period following the end of the Consulting Period, he shall not at any time, without the prior written consent of the Company, directly or indirectly, engage in a Competitive Activity. As used herein, Competitive Activity means any activity engaged in by Consultant, whether as an employee, principal, sole proprietor, consultant, agent, officer, director, partner or shareholder (except as a less than one-percent shareholder of a publicly traded company or a less than five-percent shareholder of a privately held company), which directly competes with the Company or any subsidiary. For this purpose, an activity which directly competes with the Company or any subsidiary shall mean a business that was being conducted by the Company or any subsidiary during the Consulting Period. Notwithstanding anything to the contrary in this Section 7(a), an activity shall not be deemed to be a Competitive Activity (x) solely as a result of Consultant's being employed by or otherwise associated with a business of which a unit is in competition with the Company or any subsidiary but as to which unit Consultant does not have direct or indirect responsibilities for the products or product lines involved or (y) if the activity contributes less than 5 percent of the revenues for the fiscal year in question of the business by which Consultant is employed or with which he is otherwise associated.

            (b) The Parties acknowledge that in the event of a breach or threatened breach of Section 7(a) above, the Company shall not have an adequate remedy at law. Accordingly, in the event of any breach or threatened breach of
Section 7(a) above, the Company shall be entitled to such equitable and injunctive relief as may be available to restrain Consultant and any business, firm, partnership, individual, corporation or entity participating in the breach or threatened breach from the violation of the provisions of Section 7(a) above. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for breach or threatened breach of Section 7(a) above, including the recovery of damages.

            8. Limitations on Authority. Consultant shall have no authority to bind the Company by or to any obligation, agreement, promise or representation without first obtaining the Company's prior written approval.

            9. Arbitration. Any disputes arising under or in connection with the Agreement, other than disputes arising in connection with Sections 6 or 7 hereof, may, at the election of Consultant or the Company, be resolved by binding arbitration, to be held in New York City in accordance with the rules and procedures of the American Arbitration Association. If arbitration is elected, Consultant and the Company shall mutually select the arbitrator. If Consultant and the Company cannot agree on the selection of an arbitrator, each Party shall select an arbitrator and the two arbitrators shall select a third arbitrator, and the three arbitrators shall form an arbitration panel which shall resolve the dispute by majority vote. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Costs of the arbitration or litigation, including, without limitation, reasonable attorneys' fees of both Parties, shall be borne by the Company. Pending the resolution of any arbitration or court proceeding, the Company shall continue payment of all amounts due Consultant under this Agreement and all benefits to which Consultant is entitled at the time the dispute arises.

            10. Entire Agreement. This instrument contains the entire agreement of the Parties with respect to the subject matter hereof. Any other oral or written agreements entered into with respect


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hereto are hereby revoked and superseded by this Agreement. No modifications shall be made hereto except by agreement in writing signed by both Parties.

            11. Paragraph Headings. The paragraph headings of this Agreement are for convenience of reference only and shall not limit or define the text thereof.

            12. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect and such provision or portion of this Agreement shall remain in effect to the fullest extent permitted by law.

            13. Notices. All notices and other communications which are required or permitted hereunder shall be in writing and shall be sufficient if mailed by registered or certified mail, postage prepaid to the following addresses:

                  If to Consultant:

                  Michael A. Standen
                  290 Stuyvesant Avenue
                  Rye, New York 10580

                  If to the Company:

                  Metallurg, Inc.
                  6 East 43rd Street, 12th floor
                  New York, New York 10017
                  Attention: General Counsel

                  with a copy to:

                  Rogers & Wells LLP
                  200 Park Avenue
                  New York, New York 10166
                  Attention: Samuel M. Feder, Esq.

or such other address as any Party hereto shall have specified by notice in writing to the other Party hereto. All such notices and communications shall be deemed to have been received on the date of delivery thereof or the third business day after the mailing thereof, whichever is earlier.

            14. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the Party against whom enforcement or any such modification or amendment is sought. Either Party hereto may, by an instrument in writing, waive compliance by the other Party with any term or provision of this Agreement on the part of such other Party hereto to be performed or complied with. The waiver by any Party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent or other breach, whether or not similar to the breach waived.

            15. Counterparts. This Agreement may be executed in one or more counterparts and all such counterparts so executed shall constitute an original agreement binding on all the Parties but together shall constitute but one instrument.


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            16. Successors. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective successors, assigns, heirs and legal representatives. Insofar as Consultant is concerned, this Agreement, being personal, cannot be assigned. This Agreement shall not be assignable by the Company unless there shall occur (i) a sale of all or substantially all of the assets of the Company, (ii) a dissolution or liquidation of the Company or (iii) a merger of the Company into another entity in which the Company is not the surviving corporation.

            17. Governing Law. This Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws principles thereof.


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            IN WITNESS WHEREOF, Consultant and the Company have executed this
Agreement on the date first above set forth.

                                          METALLURG, INC.

                                          By: /s/ Alan D. Ewart
                                              ----------------------------------
                                          Name: Alan D. Ewart
                                          Title: President


                                          CONSULTANT

                                          By: /s/ Michael A. Standen
                                              ----------------------------------
                                              Michael A. Standen


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